Exhibit 99.1

600 Travis Street Suite 5200 Houston, Texas 77002 Contact: Roland O. Burns Chief Financial Officer (972) 668-8811 Web site: www.boisdarcenergy.com

NEWS RELEASE

For Immediate Release

BOIS d'ARC ENERGY, INC. REPORTS
FIRST QUARTER 2008 FINANCIAL AND OPERATING RESULTS

HOUSTON, TEXAS, MAY 5, 2008 — Bois d'Arc Energy, Inc. ("Bois d'Arc" or the "Company") (NYSE: BDE) today reported financial and operating results for the quarter ended March 31, 2008.

First Quarter 2008 Financial Results

Bois d'Arc reported net income of $38.1 million, or 56¢ per diluted share, for the three months ended March 31, 2008 as compared to 2007's first quarter net income of $11.9 million, or 18¢ per diluted share.  The first quarter 2008 results reflect strong oil and natural gas prices and production growth.  Bois d'Arc's production in the first quarter of 2008 increased to 10.5 billion cubic feet equivalent of natural gas ("Bcfe"), up 6% as compared to production of 9.9 Bcfe in the first quarter of 2007.  Bois d'Arc had 0.6 Bcfe of production deferred in the first quarter due to two platforms being shut-in.  The Company's realized natural gas price averaged $8.85 per Mcf in 2008's first quarter which was 25% higher than the $7.10 per Mcf realized in 2007's first quarter.  Realized oil prices in the first quarter of 2008 increased 73% to $101.01 per barrel as compared to the average oil price of $58.33 per barrel for 2007.  The higher oil and natural gas prices and production increased Bois d'Arc's first quarter oil and gas sales by 49% to $113.3 million as compared to 2007's first quarter sales of $76.2 million.  The higher revenues also drove cash flow higher in the quarter.  Operating cash flow (before changes in working capital accounts) of $78.7 million in the first quarter was 43% higher than 2007's first quarter cash flow of $55.0 million.  EBITDAX, or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses was $96.2 million, a 56% increase over 2007's first quarter EBITDAX of $61.6 million.

2008 Year to Date Drilling Results

Bois d'Arc has drilled three successful wells (2.6 net) so far in 2008.  The OCS-G 24922 #1 at Ship Shoal block 97 was drilled to a depth of 12,983 feet and encountered 71 net feet of pay in two high quality sands.  This well was put on production in February at a rate of 10.3 MMcfe per day.  Bois d'Arc has a 78% working interest in this well.  The OCS-G 24926 #1 was drilled to test the "Perch" prospect at Ship Shoal block 120.  This well was drilled to a depth of 5,000 feet and encountered 94 feet of pay in eight commercial sands.  First production for the well is expected in the second quarter.  Bois d'Arc has a 100% working interest in this well.  Bois d'Arc also drilled the OCS-G 24977 #1 at South Pelto block 21 to test the "Chinook" prospect.   This exploratory well was drilled to a depth of 18,250 feet and encountered 38 feet of pay in the objective sand.  First production for the well is expected July 1, 2008.  Bois d'Arc has a 79% working interest in this well.  Bois d'Arc is currently drilling a 16,500 foot exploratory well to test its "Kelsie" prospect at Ship Shoal block 95.  Bois d'Arc has a 100% working interest in this well.

During the first quarter Bois d'Arc also participated in the federal Central Gulf of Mexico lease sale held on March 19, 2008.  Bois d'Arc is the apparent high bidder on eleven of the fifteen blocks on which it bid.  If all of the bids are approved by the Minerals Management Service, Bois d'Arc will be awarded leases on approximately 55,250 acres for bids totaling $10.8 million.  Ten of the leases are on the shelf in water depths of less than 70 feet and one lease covers a block with a water depth of 1,362 feet.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Bois d'Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico.  The Company's stock is traded on the New York Stock Exchange under the symbol "BDE".

BOIS d'ARC ENERGY, INC.
CONSOLIDATED OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Oil and gas sales	$113,266	$76,182
Operating expenses:
Oil and gas operating	15,438	13,028
Exploration	6,417	10,735
Depreciation, depletion and amortization	28,368	28,515
General and administrative, net	3,175	3,452

Total operating expenses	53,398	55,730

Income from operations	59,868	20,452

Other income (expenses):
Interest income	83	105
Other income	135	92
Interest expense	(1,363)	(2,164)

Total other expenses	(1,145)	(1,967)

Income before income taxes	58,723	18,485
Provision for income taxes	(20,574)	(6,612)

Net income	$38,149	$11,873

Net income per share:
Basic	$0.58	$0.18
Diluted	$0.56	$0.18

Weighted average common and common stock equivalent shares outstanding:
Basic	65,782	65,128
Diluted	67,587	66,819

BOIS d'ARC ENERGY, INC.
CONSOLIDATED OPERATING RESULTS
(In thousands)

	Three Months Ended March 31,
	2008	2007
Cash flow from operations:
Net cash provided by operating activities	$72,812	$31,457
Excess tax benefit from stock-based compensation	768	—
Increase in accounts receivable	6,456	411
Increase in other current assets	1,234	2,154
(Increase) decrease in accounts payable and accrued expenses	(2,532)	21,024
Cash flow from operations	$78,738	$55,046

EBITDAX:
Net income	$38,149	$11,873
Interest expense	1,363	2,164
Income tax expense	20,574	6,612
Depreciation, depletion and amortization	28,368	28,515
Stock-based compensation	1,374	1,658
Exploration expense	6,417	10,735
EBITDAX	$96,245	$61,557

	As of March 31,
	2008	2007
Balance Sheet Data:
Cash and cash equivalents	$13,965	$11,442
Other current assets	52,563	46,622
Property and equipment, net	917,512	855,329
Other	2,764	870
Total assets	$986,804	$914,263

Current liabilities	$52,952	$58,024
Long-term debt	56,000	120,000
Deferred income taxes	191,191	157,029
Reserve for future abandonment costs	45,608	49,069
Stockholders' equity	641,053	530,141
Total liabilities and stockholders' equity	$986,804	$914,263

BOIS d'ARC ENERGY, INC.
CONSOLIDATED OPERATING RESULTS
(In thousands, except per unit amounts)

	Three Months Ended March 31,
	2008	2007

Oil production (thousand barrels)	427	368
Gas production (million cubic feet – Mmcf)	7,927	7,701
Total production (Mmcfe)	10,486	9,909

Oil sales	$43,091	$21,468
Gas sales	70,175	54,714
Total oil and gas sales	$113,266	$76,182

Average oil price (per barrel)	$101.01	$58.33
Average gas price (per thousand cubic feet – Mcf)	$8.85	$7.10
Average price (per Mcf equivalent)	$10.80	$7.69
Lifting cost	$15,438	$13,028
Lifting cost (per Mcf equivalent)	$1.47	$1.31

Oil and gas capital expenditures:
Leasehold costs	$8,618	$763
Exploration drilling	17,229	30,037
Development drilling	19,076	8,291
Other development costs	13,392	23,662
Total	$58,315	$62,753